                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           QUAKER STATE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                           QUAKER STATE CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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





                            QUAKER STATE CORPORATION
                        225 East John Carpenter Freeway
                              Irving, Texas 75062

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--MAY 16, 1997

TO OUR STOCKHOLDERS:

  The Annual Meeting of Stockholders of Quaker State Corporation will be held at the Corporate Headquarters, 225 East John Carpenter Freeway, 15th Floor, Irving, Texas, on Friday, May 16, 1997 at 1:00 P.M., Central Daylight Time, for the following purposes:

     1. To elect thirteen Directors;

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's capital stock from 95,000,000 to 250,000,000 shares;


     3. To approve amendments to the Company's 1994 Stock Incentive Plan (the "Plan") to eliminate the authorization to reprice stock options, to authorize the issuance under the Plan of 3,500,000 additional shares of the Company's capital stock and to set maximum limitations on awards to comply with the Internal Revenue Code;


     4. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company and its subsidiaries for the year 1997; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  This notice is being sent to stockholders of record at the close of business on March 18, 1997, who will be entitled to vote at the Annual Meeting. The Company's Annual Report to Stockholders for 1996 is enclosed.

  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for ten days preceding the Annual Meeting at the Company's office at the address provided above.

  It is important for your shares to be represented at the Annual Meeting. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE in the envelope provided.

                                     By Order of the Board of Directors,

                                                   Paul E. Konney,
                                           Senior Vice President, General
                                             Counsel and Secretary

Irving, Texas
March 27, 1997

                             YOUR VOTE IS IMPORTANT

       PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

                            QUAKER STATE CORPORATION

                                PROXY STATEMENT

                               TABLE OF CONTENTS



                                                                                                          PAGE
                                                                                                          ----
Voting Rights and Proxy Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1
ITEM 1 -- ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2
Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4
  - Board Committees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4
  - Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5
Security Ownership of Directors and Executive Directors . . . . . . . . . . . . . . . . . . . .             6
Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             7
  - Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             7
  - Option/SAR Exercises and Values . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             9
  - Employment, Benefits and Change-
      of-Control Arrangements at December 31, 1996  . . . . . . . . . . . . . . . . . . . . . .            10
Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . . . . . . . . . .            14
Organization and Compensation Committee Interlocks and Insider Participation  . . . . . . . . .            15
Organization and Compensation Committee Report on Executive Compensation  . . . . . . . . . . .            16
Stockholder Return Performance Graph  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            17
ITEM 2 -- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION . . . . . . . . . . . . . . . .            19
ITEM 3 -- APPROVAL OF AMENDMENTS TO 1994 STOCK INCENTIVE PLAN . . . . . . . . . . . . . . . . .            20
ITEM 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS  . . . . . . . . . . . . . . .            27
Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            28
Expenses of Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            28
1998 Stockholder Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            28
Appendix A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            29


----------
Items in boldface are to be voted on at the meeting.

                            QUAKER STATE CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1997

  This Proxy Statement is provided to stockholders on or about March 27, 1997 in connection with the solicitation by the Board of Directors of Quaker State Corporation ("Quaker State" or the "Company"), a Delaware corporation, of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 16, 1997 and at any adjournment thereof (the "Annual Meeting"). If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy has the power to revoke it by notice to the Secretary at any time before the proxy is exercised. A later dated proxy will revoke an earlier proxy, and stockholders who attend the Annual Meeting may, if they wish, vote in person even though they have submitted a proxy, in which event the proxy will be deemed to have been revoked.

  The Board unanimously recommends a vote FOR the election of the Board's nominees as directors of the Company, FOR the amendment to the Certificate of Incorporation, FOR the amendments to the 1994 Stock Incentive Plan and FOR ratification of the appointment of independent accountants.

                      VOTING RIGHTS AND PROXY INFORMATION


  The Company has only one class of capital stock (the "Stock"), of which 35,097,296 shares were issued and outstanding as of the close of business on March 18, 1997. Stockholders of record as of the close of business on March 18, 1997 have the right to receive notice of and to vote at the Annual Meeting. Stockholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting and do not have cumulative voting rights in the election of directors.


   The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Stock eligible to vote on March 18, 1997 is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date for the adjourned meeting is fixed, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting.

   In determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. In determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of shares of Stock who have not returned a proxy (so-called "broker non-votes"), those shares will be included for purposes of determining if a quorum is present, but will not be included in the vote totals and therefore will have the same effect as an abstention or a vote withheld. With respect to the election of directors, shares that are withheld from voting will not be included in the vote totals. Shares of Stock held by holders who are either present in person or represented by proxy who abstain or for whom the authority to vote is withheld on certain matters will, however, be treated as present for purposes of determining if a quorum is present on all matters.

  Under the terms and conditions of the Company's Automatic Dividend Reinvestment Plan, Mellon Securities Trust Company, the administrator, will vote the full shares of Stock that it holds for a participant's account at the Annual Meeting in accordance with (i) the proxy returned by the participant to the Company with respect to the shares which the participant holds of record,
(ii) the participant's vote in person at the Annual Meeting with respect to such shares or (iii) written instructions received directly by the administrator from the participant. The administrator will vote fractional shares credited to all of the accounts of the participant by aggregating all the fractional shares to be voted and voting them in the same proportions as the full shares credited to the participant's accounts are voted.

                                     ITEM 1

                             ELECTION OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

NOMINEES FOR ELECTION AS DIRECTOR

  The Bylaws provide for fourteen directors, and the Board of Directors has nominated thirteen persons who are named below for election as directors at the Annual Meeting. Sheldon G. Adelman was a director from July 21, 1996 through his resignation on December 18, 1996. Delbert J. McQuaide retired from the Board of Directors on January 26, 1997. Unless authority to vote for one or more of the nominees is withheld, the proxies solicited hereby will be voted FOR the election of the thirteen nominees and cannot be voted for more than the number of nominees named herein. All the nominees are currently directors of Quaker State. The Board of Directors plans to fill the fourteenth position on the Board of Directors before the Company's 1998 Annual Meeting of Stockholders.

  Only affirmative votes are counted in the election of directors. The thirteen nominees who receive the greatest number of votes cast for the election of directors by the holders of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present, will be elected as directors.


  In the event that any of the nominees should for any reason not be available for election at the date of the Annual Meeting, the proxies received will be voted for the election of the other nominees and such substitute nominees as shall be designated by the Board of Directors; however, management knows of no reason why any nominee should be unavailable for election. If the Bylaws have been amended to reduce the number of directors to the number of named nominees then available for election, the proxies will be voted for the reduced number of directors. Directors who are elected will serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify, or until their earlier death, resignation, retirement or removal.


                   Director    Principal Occupation or
Nominee            Since       Employment; Directorships; Age
-------            -----       ------------------------------
John D. Barr       1995        Mr. Barr, 49, is President and Chief Operating
                               Officer of Quaker State.  Prior to joining the
                               Company in 1995, he had been Senior Vice
                               President of Ashland, Inc. and President of its
                               subsidiary The Valvoline Company since 1987.
                               Valvoline manufactures and sells motor oil and
                               lubricants.

Herbert M. Baum    1993        Mr. Baum, 60, has been Chairman and Chief
                               Executive Officer of Quaker State since 1993.
                               Prior to joining Quaker State, he was Executive
                               Vice President of



                              Campbell Soup Company and President, Campbell
                              North/South America. Mr. Baum is a director of Dial Corporation, Meredith Corporation and Whitman
                              Corporation.

Leonard M. Carroll      1993  Mr. Carroll, 54, is Managing Director of Seneca
                              Capital Management, Inc., an investment
                              management company.  Prior to founding Seneca
                              Capital in 1996,  he had been President and Chief
                              Operating Officer of Integra Financial
                              Corporation, a bank holding company, since 1991.
                              He is a director of Ampco-Pittsburgh Corporation.

Conrad A. Conrad        1988  Mr. Conrad, 51, is Vice Chairman and Chief
                              Financial Officer of Quaker State.  He has been
                              Chief Financial Officer of the Company since 1994,
                              and he served as Chief Administrative Officer from
                              1994 to 1995.  Previously, he had been President
                              and Chief Operating Officer of Quaker State from
                              1990 to 1994.

J. Taylor Crandall      1997  Mr. Crandall, 43, is Chief Financial Officer and
                              a Vice President of Keystone Inc., an investment
                              management company.  He joined Keystone in 1986.
                              He is a director of Bell & Howell Company,
                              Specialty Foods Corporation and Washington Mutual
                              Fund, Inc.

Laurel Cutler           1993  Ms. Cutler, 70, is Vice Chairman of Foote Cone &
                              Belding, an advertising agency.  She has held her
                              current position since 1982. She is a director of
                              Hannaford Brothers Company and True North
                              Communications, Inc.

C. Frederick Fetterolf  1993  Mr. Fetterolf, 68, retired in 1991 as President and Chief Operating Officer of Aluminum Company of America. He is a director of Allegheny
                              Teledyne Inc., Commonwealth Aluminum Corporation,
                              Dentsply International, Mellon Bank Corporation,
                              Praxair, Inc. and Union Carbide Corporation.

Thomas A. Gardner       1979  Dr. Gardner, 69, retired in 1987 as Director of
                              Radiology of Northwest Medical Center. He is a
                              director of Greenleaf Corporation.

F. William Grube        1994  Mr. Grube, 49, is President of Calumet Lubricants
                              Co., a producer of specialty oils.  He has held
                              this position since 1990.

Forrest R. Haselton     1995  Mr. Haselton, 58, retired in 1993 as President-
                              Retail of the Sears Merchandise Group, a
                              division of Sears Roebuck and Company.

L. David Myatt          1994  Mr. Myatt, 51, has been Vice Chairman of Quaker
                              State since 1994. From 1994 to 1995, he was
                              Chief Executive Officer of Quaker State's Motor
                              Oil Division.  Prior to joining Quaker State in
                              1994, Mr. Myatt had been President of two
                              lubricant companies, Specialty Oil Company and
                              Westland Oil Company, since 1977.  These two
                              companies were acquired by Quaker State in 1994.

Raymond A. Ross, Jr.    1991  Mr. Ross, 61, retired at the end of 1995 as
                              President and sole owner of Ross Management, a
                              real estate investment and development firm that
                              he had formed in 1984.


Lorne R. Waxlax      1995   Mr. Waxlax, 63, has been Chairman of the Board of
                            Waban, Inc., a merchandiser through warehouse
                            clubs, since 1996.  Previously, he was Executive
                            Vice President of The Gillette Company, where he
                            had worked since 1958.  Mr. Waxlax is a director
                            of Clean Harbors, Inc., Hon Industries, Inc. The
                            Iams Company, and Waban Inc.


         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR. Unless otherwise directed therein, the proxies solicited hereby will be voted FOR the nominees.

                               BOARD OF DIRECTORS


         During 1996, there were seven (7) meetings of the Board of Directors. All incumbent directors attended at least 75% of the Board meetings and meetings of Committees of which they were members except for Mr. Fetterolf, who attended 70% of such meetings.


BOARD COMMITTEES

  The principal committees of the Board of Directors are the Audit Committee, the Environmental and Ethics Committee, the Executive Committee and the Organization and Compensation Committee.

  Audit Committee. The members of the Audit Committee are Messrs. Carroll (Chairman), Ross and Waxlax. The Audit Committee held five (5) meetings in 1996. The Audit Committee reviews the annual financial statements of the Company and its subsidiaries with the independent accountants and Company management, and the scope of the internal and external audit programs and processes to assure that audit coverage and internal controls are satisfactory. The Audit Committee also verifies the independence of the Company's independent accountants and makes recommendations to the Board for the retention or selection of independent accountants.

  Environmental and Ethics Committee. The members of the Environmental and Ethics Committee are Ms. Cutler and Messrs. Fetterolf (Chairman), Grube and Ross. This committee met twice during 1996. The committee has responsibility for oversight of the implementation of the Company's policy of commitment to the protection of the environment and the health and safety of employees and others. The committee also reviews the Company's compliance with applicable laws and regulations, and employees' compliance with the Company's Statement of Ethical Values and Code of Business Conduct.

  Executive Committee. The members of the Executive Committee are Messrs. Baum, Fetterolf (Chairman), Haselton, Myatt and Ross. Mr. McQuaide served as Chairman of the Executive Committee until he retired from the Board of Directors on January 26, 1997 for health reasons. The committee met five (5) times during 1996. The Executive Committee is authorized to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company, except as limited by Delaware law. The committee also acts as a nominating committee, develops criteria for the selection of candidates for election to the Board, evaluates the qualifications of candidates and recommends candidates for Board membership to the Board. The committee will consider for Board membership nominees recommended by stockholders.
Nominations may be addressed to the Company Secretary at the address set forth on the first page of this Proxy Statement. In accordance with the Bylaws, no person may be nominated as a director by a stockholder at any Annual Meeting unless written notice of such proposed nomination, containing certain information required by the Bylaws, is delivered to the Secretary not less than 60 days nor more than 90 days before the anniversary of the prior year's Annual Meeting, subject to an exception set forth in the Bylaws.

  Organization and Compensation Committee. Ms. Cutler, Dr. Gardner (Chairman) and Messrs. Fetterolf, and Haselton serve on the Organization and Compensation Committee. Mr. McQuaide was a member of the Organization and Compensation Committee until he retired from the Board of Directors on January 26, 1997 for health reasons. The committee held six (6) meetings in 1996. The committee sets policy with respect to executive compensation and reviews and approves salaries, benefits and incentive compensation programs for the Company's executive officers and other senior executives. The committee also supervises the administration of the Company's employee benefit plans and administers the Company's Annual Incentive Bonus Plan, Long Term Incentive Plan, Supplemental Excess Retirement Plan, and incentive stock plans. The committee grants stock options and awards under the 1994 Stock Incentive Plan and reviews major organizational changes and succession plans recommended by management.

COMPENSATION OF DIRECTORS
  Fees. Directors who are not Quaker State employees receive an annual fee of $21,000 and a meeting fee of $1,000 for each Board and Committee meeting they attend. Each Chairman of a Board Committee receives an additional $3,000 per year.

  1996 Directors' Fee Plan. In 1996 the Company established the 1996 Directors' Fee Plan (the "Directors' Plan"). Any director who is separately compensated for services on the Board or a Board Committee is eligible to participate in the Directors' Plan. Directors who are employees of Quaker State are not separately compensated for services as a director. Under the Directors' Plan, a Director can elect to receive current payment of directors' fees in cash or shares of Stock, or deferred payment in cash or shares of Stock. If a director elects payment of fees in stock, the director receives stock with a market value equal to 105% of the cash amount of the fees. The aggregate number of shares of Stock which may be issued or credited to directors' Deferred Stock Compensation Accounts under the Directors' Plan is limited to 50,000 shares per year, subject to proportionate adjustment in the event of stock splits and similar events.


  Payment of cash credited to a director's Deferred Cash Compensation Account or shares of Stock credited to a director's Deferred Stock Compensation Account for any year is required to be made either in a lump sum or in up to ten annual installments, as elected by the director prior to the commencement of the year of deferral, commencing on March 30 of the year following the year during which the director ceases to be a director for any reason. A director may designate a beneficiary or beneficiaries to receive payment of deferred amounts following his death. Advance payment of deferred amounts may be permitted by the Board only to the extent necessary to avoid severe financial hardship resulting from an unanticipated financial emergency beyond the control of the director or his or her beneficiary.



  Deferred Cash Compensation Accounts and Deferred Stock Compensation Accounts are maintained only on the books of the Company, and no cash, shares of Stock or other assets will be set aside until cash or shares of Stock actually become payable to a director or his or her beneficiary. No person has voting rights with respect to shares of Stock credited to a Deferred Stock Compensation Account and not yet payable to the director or his or her beneficiary.


  Retirement Benefit. Quaker State provides a retirement benefit for non-employee directors whose service on the Board began prior to April 1, 1996. Any such non-employee director who serves on the Board of Directors for ten years or longer, or who began serving as a director at age 60 or older and serves for at least five years, is entitled to an annual retirement benefit payable until his or her death. The annual retirement benefit is the amount of the current annual retainer. Any such non-employee director who was under age 60 when he or she began serving as a director and who has served for at least five but fewer than ten years when Board service terminates is entitled to a pro rata share of the retirement benefit based upon the relationship of years served to ten. In the event of termination of service as a director after a change of control (as defined), a non-employee director is entitled to a full retirement benefit if at the time of termination of service the director has served at least five years.

  Life Insurance. Under a group term life insurance plan, all non-employee directors are provided a life insurance benefit of $25,000. The benefit is reduced by 50% when a director ceases to serve if the director has served for at least five consecutive years, and the benefit terminates when a director ceases to serve if the director has not served for at least five consecutive years.

  Stock Options. All non-employee directors participate in the 1994 Non-Employee Directors' Stock Option Plan (the "Plan"). The Plan automatically provides yearly grants of options to purchase 1,000 shares of the Stock at an option price of 100% of the fair market value of the Stock on the date of grant. The stock options are not exercisable during the first six months of their term except in the case of death or certain change of control events (as defined in the Plan). The stock options expire ten years from the date of grant or earlier in the event of termination of service as a director as provided in the Plan. After the Annual Meetings in 1994, 1995 and 1996, each non-employee director was granted an option to purchase 1,000 shares of Stock.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning the number of shares of Stock beneficially owned, directly or indirectly, by all executive officers and by the directors of the Company, and by the directors and all executive officers as a group. The table also sets forth information concerning the number of shares beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of each person who owns more than 5 percent of the Company's Stock. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 18, 1997.


Beneficial Owner                                      Amount (1)                     Percent of
----------------                                      ----------                         Class__
                                                                                     -----------
John D. Barr                                          253,351(2)(3)(4)                        *
Herbert M. Baum                                       525,679(2)(3)(4)                    1.497
Charles F. Bechtel                                     41,739(2)(4)(5)                        *
Leonard M. Carroll                                      5,150(2)                              *
Conrad A. Conrad                                       95,239(2)(4)(5)                        *
J. Taylor Crandall                                          0                                 *
Laurel Cutler                                           4,000(2)                              *
C. Frederick Fetterolf                                  6,000(2)                              *
Thomas A. Gardner                                       8,327(2)                              *
F. William Grube                                       22,000(2)(5)                           *
Forrest R. Haselton                                     3,325(2)                              *
Paul E. Konney                                         32,566(2)(4)                           *
L. David Myatt                                      1,493,560(2)(4)                       4.255
Raymond A. Ross, Jr.                                    7,100(2)                              *
Lorne R. Waxlax                                         22,150(2)                             *
                                                   -----------                        ---------
All directors and executive
  officers as a group (15 persons)                   2,520,186(2)(3)(4)(5)                7.180


         * Less than 1.00% of the outstanding stock is beneficially owned. In determining the percentage of the number of shares of outstanding stock owned by each person and by all directors and executive officers as a group, the shares in the table include shares that may be acquired upon the exercise of stock options within 60 days after March 18, 1997;

                 such shares are deemed to be outstanding for purposes of the relevant percentage calculation.

         (1) The directors and executive officers have sole voting power and sole investment power with respect to all shares set forth in the table except as indicated in the footnotes which follow.

         (2) Includes shares which may be acquired by the following persons upon the exercise of stock options which are presently exercisable or become exercisable within 60 days after March 18, 1997: Mr. Barr, 217,500 shares; Mr. Baum, 247,000 shares;
                 Mr. Bechtel, 31,500 shares; Mr. Carroll, 3,000 shares; Mr. Conrad, 65,850 shares; Ms. Cutler, 3,000 shares; Mr. Fetterolf, 3,000 shares; Dr. Gardner, 3,000 shares; Mr. Grube, 2,000 shares; Mr. Haselton, 2,000 shares; Mr. Konney, 32,000 shares, Mr. Myatt, 100,000 shares; Mr. Ross, 3,000 shares; Mr. Waxlax, 2,000 shares; and all directors and executive officers as a group, 714,850 shares.

         (3) Includes restricted shares as to which the following persons have sole voting power but do not have investment power: Mr. Barr, 28,000 shares and Mr. Baum, 151,000 shares; and all directors and executive officers as a group, 179,000 shares.


         (4) Includes, as of December 31, 1996, full shares credited to, or represented by units credited to, the accounts of the following persons under the Quaker State Thrift and Stock Purchase Plan and/or Employee Stock Ownership Plan: Mr. Barr, 851 shares; Mr. Baum, 1,867 shares; Mr. Bechtel, 2,049 shares; Mr. Conrad, 14,241 shares; Mr. Konney, 566 shares; Mr. Myatt, 10,485 shares; and all directors and executive officers as a group, 30,059 shares. These shares are voted by each plan's trustee in accordance with directions received from the respective plan's participants. Shares which are not voted by participants are, at the discretion of the trustee, either not voted or voted in the same proportions as shares for which votes have been received from other participants.



         (5) Includes shares held jointly by the following persons with their spouses: Mr. Bechtel, 1,571 shares; Mr. Conrad, 14,147 shares; Mr. Grube, 20,000 shares; and all directors and executive officers as a group, 35,718 shares.


                               EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid for services rendered in all capacities to Quaker State and its subsidiaries for the last three calendar years to the following persons: (i) Mr. Baum and (ii) the Company's four most highly compensated executive officers other than Mr. Baum who were serving as executive officers on December 31, 1996:

-----------------------------------------------------------------------------------------------------------
                                        SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------
                                          ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                                                AWARDS
                                    ----------------------------------------------------------
                                                            OTHER
                                                            ANNUAL                  UNDERLYING
                                                           COMPEN-    RESTRICTED     OPTIONS/     ALL OTHER
   NAME AND PRINCIPAL                                       SATION       STOCK         SARS        COMPEN-
        POSITIONS           YEAR   SALARY(1)   BONUS(2)     ($)(3)      AWARDS       (SHARES)    SATION (6)
-----------------------------------------------------------------------------------------------------------
HERBERT M. BAUM             1996    $641,671    $204,751       -0-     $343,750(4)        -0-        $4,620
Chairman of the Board       1995    $550,008     $48,811       -0-          -0-           -0-       $51,716
and Chief Executive         1994    $491,670    $325,004       -0-     $832,500(4)        -0-       $10,500
-----------------------------------------------------------------------------------------------------------
JOHN D. BARR                1996    $395,840    $120,492       -0-          -0-           -0-       $81,762
President and Chief         1995    $208,806    $250,000       -0-     $555,625(5)    167,500      $243,647
Operating Officer           1994                               -0-          -0-           -0-           -0-
-----------------------------------------------------------------------------------------------------------
CONRAD A. CONRAD            1996    $225,000     $78,788       -0-          -0-           -0-       $15,382
Vice Chairman and Chief     1995    $225,000     $17,971       -0-          -0-        12,000       $26,207
Financial Officer           1994    $225,000    $129,896       -0-          -0-           -0-       $11,460
-----------------------------------------------------------------------------------------------------------
CHARLES F. BECHTEL (a)      1996    $205,863     $56,700       -0-          -0-           -0-       $17,203
Vice President, Quaker      1995    $190,008     $13,823       -0-          -0-         7,500       $67,793
and President, Quaker       1994    $190,008     $19,951       -0-          -0-           -0-        $8,710
Lubricants
-----------------------------------------------------------------------------------------------------------
PAUL E. KONNEY (b)          1996    $200,004     $71,701       -0-          -0-           -0-       $37,106
Senior Vice President,      1995    $175,008     $12,425       -0-          -0-        12,000       $52,071
Counsel and Secretary       1994     $58,336     $89,936       -0-          -0-        20,000       $12,281
-----------------------------------------------------------------------------------------------------------


-----------------
(a) Mr. Bechtel became Vice President of Quaker State and President, Quaker State Lubricants in December 1996. From January 1, 1996 to December 1996 he was the Senior Vice President, Sales of the Lubricants and Lubricant Services Division.

(b) Mr. Konney became Senior Vice President, General Counsel and Secretary in July 1996. From January 1, 1996 to July 1996 he was Vice President, General Counsel and Secretary of the Company.

(1) This column represents base salary and includes any tax-deferred Section 401(k) contributions under the Company's Thrift and Stock Purchase Plan. Mr. Barr's salary for 1995 is for the period from July 1, 1995, the date he was employed by the Company, through the end of the year; Mr. Konney's salary for 1994 is for the period from September 1, 1994, the date he was employed by the Company, through the end of the year.

(2) The bonuses earned for 1996 were generally awarded under the Annual Incentive Bonus Plan, except that Messrs. Conrad and Konney each also received a discretionary Chairman's award of $15,000. The bonuses earned for 1995, except the bonus paid to Mr. Barr, were awarded under the Annual Incentive Bonus Plan. As part of the terms of his employment, Mr. Barr received an incentive payment in the amount of $150,000 in lieu of a bonus under the Annual Incentive Bonus Plan and $100,000 to offset the loss of incentives from his prior employer. For 1994, Mr. Baum received a bonus of $50,000 upon amendment and restatement of his Employment Agreement and earned a bonus of $275,004 under the terms of his employment agreement. For 1994, Mr. Konney received a signing bonus of $60,000 and a $29,936 bonus under the Annual Incentive Bonus Plan. The bonuses for Messrs. Conrad and Bechtel for 1994 were earned under the Annual Incentive Bonus Plan.

(3) The dollar value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of salary and bonus for any of the persons named for any of the years covered in the table.

(4) Mr. Baum received a performance-based award of 25,000 shares of restricted stock during 1996. The shares are valued at the closing price ($13.75) of the Stock on the date of award, January 30, 1996. The transferability and forfeiture restrictions on the shares lapse when the share price of Stock is $18.00 or more per share for ten consecutive trading days. The shares are forfeited if the restrictions have not lapsed on or before January 30, 2001. Dividends have been and will be paid on the restricted shares to the same extent paid on other shares of Stock. These dividends are held in an escrow account and will be forfeited if the restrictions on the shares have not lapsed on or before January 30, 2001. Mr. Baum received non-performance-based awards of 60,000 and 55,000 shares of restricted stock during 1994 and 1993, respectively, pursuant to his Employment Agreement. The shares awarded are valued in the table at the closing market prices of the Stock on the effective dates of the awards. As of December 31, 1996, the transferability and forfeiture restrictions with respect to 89,000 shares had lapsed. As to the remaining 26,000 shares granted in 1993 and 1994, the restrictions lapse with respect to 20,000 shares on August 1, 1997 and with respect to 3,000 shares on August 13 in each of the years 1997 and 1998. The restrictions also lapse (i) upon the death of Mr. Baum, (ii) in the event he is discharged without cause, (iii) in the event he resigns after being notified that the term of his employment will not be extended or under certain other circumstances or (iv) upon the occurrence of a change of control event (as defined in Mr. Baum's Employment Agreement). All rights to the shares also will terminate and be forfeited if Mr. Baum is discharged for cause, resigns from employment without good reason or in the case of the 1994 award, violates a non-competition provision. Dividends have been and will be paid on the restricted stock during the restriction periods to the same extent paid on other shares of Stock. Dividends on restricted stock are held in escrow and will be paid to Mr. Baum when the respective restriction periods lapse. As of December 31, 1996, the 51,000 shares as to which the restrictions had not lapsed had an aggregate value of $854,000. Mr. Baum has sole voting power with respect to the restricted stock.

(5) Mr. Barr received a non-performance-based award of 35,000 shares of restricted stock during 1995. The shares are valued in the table at the closing market price ($15.875) of the Stock on July 26, 1995, the effective date of the award. The transferability and forfeiture restrictions lapse with respect to 7,000 shares on July 26 in each of the years 1996 through 2000. The restrictions also lapse (i) upon the death of Mr. Barr, (ii) in the event he is discharged without cause or (iii) upon the occurrence of a change of control event (as defined in the 1994 Stock Incentive Plan). All rights to the shares will terminate and be forfeited if Mr. Barr is discharged for cause, he resigns from employment without the Company's consent or he violates a non-competition provision. As of December 31, 1996, the transferability and forfeiture restrictions with respect to 7,000 shares had lapsed and there were 28,000 restricted shares remaining that had a value of $392,000. Dividends have been and will be paid on the restricted stock during the restriction period. Mr. Barr has sole voting power with respect to the restricted shares.

(6) For 1996, this column includes: (i) $68,993, $10,762, $8,334 and $29,612 paid to Messrs. Barr, Conrad, Bechtel and Konney, respectively, in connection with their relocation to Texas; (ii) the following employer contributions, allocations or credits for the accounts of the persons named in the table under the Thrift and Stock Purchase Plan: Mr. Baum, $4,620; Mr. Barr, $4,620; Mr. Conrad, $4,620; Mr. Bechtel, $4,620; and Mr. Konney, $3,000; and (iii) the following premiums paid by the Company under split dollar life insurance agreements: Mr. Barr, $8,149; Mr. Bechtel, $4,249; and Mr. Konney, $4,494.

OPTION/SAR EXERCISES AND VALUES

  The following table sets forth as to the persons named in the Summary Compensation Table the number of shares of Stock acquired upon the exercise of stock options during 1996, the value realized from such exercises, the number of shares covered by unexercised stock options held at December 31, 1996 and the value of unexercised in-the-money stock options at December 31, 1996:

---------------------------------------------------------------------------------------------------------
                             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL
                                YEAR AND 1996 YEAR-END OPTION/SAR VALUES
---------------------------------------------------------------------------------------------------------
                                                                                  VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED               IN-THE-MONEY
                                                       OPTIONS/SARS                   OPTIONS/SARS
                    ACQUIRED        VALUE          AT 1996 YEAR END(2)            AT 1996 YEAR END(3)
                  ON EXERCISE     REALIZED      ---------------------------------------------------------
     NAME           (SHARES)         (1)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------
Herbert M. Baum       -0-            -0-          147,000        123,000        $185,000        $96,250
---------------------------------------------------------------------------------------------------------
John D. Barr          -0-            -0-          167,500          -0-             -0-            -0-
---------------------------------------------------------------------------------------------------------
Conrad A. Conrad      -0-            -0-           65,850          -0-         $89,687.52         -0-
---------------------------------------------------------------------------------------------------------
Charles F. Bechtel   1,500         $656.25         31,500          -0-         $44,437.50         -0-
---------------------------------------------------------------------------------------------------------
Paul E. Konney        -0-            -0-           32,000          -0-           $13,500          -0-
---------------------------------------------------------------------------------------------------------

----------
(1) The value realized is the difference between the aggregate fair market value of the shares acquired on exercise and the aggregate exercise price.

(2) Alternative stock appreciation rights were granted in conjunction with all stock options granted prior to 1992. Alternative stock appreciation rights, all of which are presently exercisable, have been granted to Mr. Conrad in conjunction with stock options for 41,350 shares.

(3) The value is the aggregate amount by which the fair market value of the shares covered by in-the-money stock options at December 31, 1996 ($14.125 per share) exceeded the exercise price of such stock options.

EMPLOYMENT, BENEFITS AND CHANGE-OF-CONTROL ARRANGEMENTS AT DECEMBER 31, 1996

  Baum Employment Agreement. Mr. Baum is employed under an Employment Agreement, which was amended and restated during 1994. The Employment Agreement was amended in 1996 to reflect Mr. Baum's new address and title. The agreement provides for his employment as Chairman of the Board and Chief Executive Officer through July 31, 1998 at a base salary of not less than $550,000 per year. The term of the agreement is extended automatically for one additional year as of August 1, 1998 and on each anniversary date thereafter through August 1, 2000 unless, no later than 90 days prior to any renewal date, either the Board of Directors or Mr. Baum gives written notice to the other that the agreement is not to be extended.

  The Employment Agreement provides that Mr. Baum is entitled to participate in the same cash bonus and incentive plans and arrangements that are applicable to other executive officers of Quaker State unless the Organization and Compensation Committee approves a different arrangement no less favorable to Mr. Baum. The agreement also provides that Mr. Baum is entitled to participate in the Company's various retirement, welfare, fringe benefit and executive perquisite plans, programs and arrangements to the extent he is eligible for participation and to receive certain other personal benefits.

  The Employment Agreement provides that Mr. Baum's employment will terminate in the event of (i) death or disability, (ii) discharge for cause, (iii) discharge without cause or (iv) resignation. In the event the agreement terminates by reason of death or discharge for cause, Mr. Baum will only be entitled to receive accrued compensation and benefits. In the event the agreement terminates by reason of disability, discharge without cause or resignation, Mr. Baum, in addition to accrued compensation and benefits, will be entitled to receive until his death a monthly severance/retirement payment calculated as of the date of termination, which is the monthly equivalent of a $200,000 annual benefit reduced by the actuarial equivalent of (i) Mr. Baum's projected primary social security amount and (ii) the benefits payable to Mr. Baum under all tax qualified retirement plans maintained by the Company. The severance/retirement payments will be suspended during any period in which Mr. Baum is an employee or independent contractor of another company with a rate of compensation equal to or in excess of

$16,667 per month and, in the event of Mr. Baum's disability, the payment will be reduced dollar for dollar by the amount of disability benefits, if any, paid to Mr. Baum in accordance with any disability policy or program of Quaker State.

  In the event Mr. Baum is discharged without cause or resigns with good reason at any time within two years following the date that a change of control as defined in the Employment Agreement occurs, the agreement provides that in addition to the other amounts payable under the agreement, Mr. Baum will be entitled to receive for a period of three years from the date of termination his base salary and an annual bonus equal to his target bonus for the calendar year in which the date of termination occurs. The payments under the agreement may in certain circumstances be reduced if all or part of the payments are determined to be "excess parachute payments" within the meaning of the Internal Revenue Code (the "Code").

  The Employment Agreement contains a non-competition and non-solicitation agreement by Mr. Baum which covers the period of his employment under the agreement and the three years after any termination of employment.

  Barr Employment Arrangement. In July 1994, Mr. Barr was employed as President and Chief Operating Officer of Quaker State at a base salary of $375,000 per year, to be reviewed annually, with a 1995 bonus of $150,000 and participation in the Company's Annual Incentive Bonus Plan at a target bonus of 45% of base salary commencing in 1996. Quaker State agreed that in the event Mr. Barr's employment was terminated without cause or as a result of mutual agreement between the Company and Mr. Barr, Mr. Barr would be paid his base salary for two years, conditioned upon his agreement to protect the confidentiality of corporate information and not to be employed by any organization in competition with Quaker State for two years. At any time after December 1, 1998, Mr. Barr has the right to terminate his employment unilaterally and receive the severance benefit subject to the same confidentiality and non-competition requirements. Mr. Barr is also entitled to supplemental retirement benefits (see "Supplemental Retirement Benefits" below).

  Employment Continuation Agreements. During 1995, Quaker State entered into Employment Continuation Agreements with a number of key executives, including Messrs. Barr, Conrad, Bechtel and Konney but not including Mr. Baum. The agreements provide for the continued employment of the executives for a period of two years following a change of control as defined in the agreements. Under the agreements, during this two year period, the executive's position, authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the change of control, and the executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control. The executive also shall be afforded the opportunity to receive an annual bonus on terms no less favorable to the executive than the annual bonus opportunity that had been available to the executive for the calendar year ended immediately prior to the change of control. During the employment period, the executive also shall be entitled to participate in all long-term incentive compensation programs and employee benefit plans at essentially the same level as prior to the change of control.

  The Employment Continuation Agreements provide that if the executive's employment terminates during the employment period by reason of death or disability, the executive or his beneficiary or estate shall be entitled to accrued compensation and benefits as well as any additional benefits payable due to death or disability under Quaker State's plans, policies or programs. The executive also is entitled to accrued compensation and benefits if the executive's employment is terminated during the employment period for cause or the executive voluntarily terminates his employment during such period other than for good reason (as defined in the Employment Continuation Agreement). However, if during the employment period the Company terminates the executive's employment other than for cause, or if, following a change of control, the executive terminates his employment for good reason, the agreements provide that the Company will pay the executive in addition to accrued compensation and benefits cash amounts equal to (i) three times the sum of (a) the executive's annual base salary and (b) the average of the bonuses payable to the executive for the three calendar years ending immediately prior to the change of control and (ii) the present value of the additional retirement benefits that would have been payable to the executive under Quaker State's Pension Plan or any supplemental retirement arrangements had the executive remained in employment until the expiration of the employment period.

  In the event any amount paid to an executive under an Employment Continuation Agreement would be an "excess parachute payment" as defined in the Code, the amount payable under the agreement may be reduced.


  Rabbi Trust. In July 1996 the Company established a "Rabbi Trust", which is intended to be a grantor trust under Section 671 of the Code. The Rabbi Trust may be funded by the Company at any time but is required to be funded upon a "Threatened Change in Control" or upon a "Change in Control" (as such terms are defined in the related Trust Agreement) in an amount sufficient to provide for the payment of non-employee directors' retirement benefits; all benefits provided under the 1996 Directors' Fee Plan, the Employment Continuation Agreements and Mr. Baum's employment agreement; and for severance benefits under Mr. Barr's letter agreement and the Supplemental Executive Retirement Plan Agreements (see Supplemental Retirement Benefits). The Rabbi Trust will also provide funds for litigation on behalf of the participants in such plans or agreements to the extent necessary to ensure their rights thereunder. The Rabbi Trust is a trust of which the Company, for tax purposes, is the beneficiary and the trust assets, as assets of the Company, will be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency.


  Other Severance Agreements. Since 1988, Quaker State has had a severance plan (the "Severance Plan") under which eligible employees are entitled to a severance allowance in the event of termination of employment following a change of control (as defined in the plan). All non-union full-time salaried employees and all non-union full-time hourly employees of Quaker State and its domestic subsidiaries are entitled to participate. Under the Severance Plan, an eligible employee whose employment is terminated by employer action other than for cause following a change of control or who resigns under certain circumstances following a change of control is entitled to a severance allowance equal to two weeks' earnings for each full year the employee has been employed plus earned but unused vacation pay, to a maximum of two years of earnings. For purposes of determining the severance allowance, an employee's earnings include his or her regular rate of salary for the calendar year in which the change of control occurs plus bonuses earned for the preceding calendar year, reduced to a weekly average; provided, however, that if such earnings for the calendar year in which the termination occurs are higher, the higher earnings are used. Participation in any pension or medical plan in which the employee participated at the time of termination of employment continues during the severance allowance payment period. The Severance Plan may not be amended or terminated for three years following a change of control. All of the executives named in the Summary Compensation Table are entitled to participate in the Severance Plan, and the benefits provided under the Severance Plan would be in addition to their severance and similar benefits described elsewhere in this Proxy Statement.

  Quaker State also has a Severance Pay Plan for Salaried and Hourly Non-Union Employees which covers substantially all its salaried employees and which provides for severance benefits in the event the Company reduces the work force, eliminates the covered employee's position or closes or sells the facility at which the covered employee is employed. The payments under this plan are equal to one week of base salary multiplied by years of service. None of the persons named in the Summary Compensation Table above could receive severance payments in excess of $100,000 under this plan, and payments under this plan are not made if payments are made under the Severance Plan.

  Pension Benefits. The Quaker State Pension Plan (the "Pension Plan") covers substantially all the Company's salaried employees. The Pension Plan is a non-contributory, defined benefit plan providing for pensions based upon years of service and average annual base salary for the thirty-six consecutive months of highest earnings in the last ten years of service. Pension benefits become vested after five years of service.

  There are separate benefit formulas for employees with five or more years of service as of March 1, 1993 ("Class I Participants") and for employees who did not have five years of service as of March 1, 1993 ("Class II Participants"). Pension Plan Tables I and II below present the estimated annual retirement benefits under the Pension Plan under both formulas for the average annual base salary and years of service indicated, on the assumptions that full retirement benefits will be payable and that the benefits will be paid in the form of a single life annuity.

  Pension Plan Table I provides information for Class I Participants who receive credit for up to 30 years of service. The pension for these participants is reduced by up to 66% of the employee's primary social security benefit, but the retirement benefits shown do not reflect the deduction. Mr. Conrad is a Class I Participant.

---------------------------------------------------------------------------------------------------------
                                             PENSION PLAN TABLE I
---------------------------------------------------------------------------------------------------------

       AVERAGE               ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED ($)
        ANNUAL             ------------------------------------------------------------------------------
    BASE SALARY ($)         10 YR.            15 YR.           20 YR.            25 YR.           30 YR.
---------------------------------------------------------------------------------------------------------
        100,000             27,500            41,250            55,000            60,000           65,000
---------------------------------------------------------------------------------------------------------
        150,000             41,250            61,875            82,500            90,000           97,500
---------------------------------------------------------------------------------------------------------
        200,000             55,000            82,500           110,000           120,000          130,000
---------------------------------------------------------------------------------------------------------
        250,000             68,750           103,125           137,500           150,000          162,500
---------------------------------------------------------------------------------------------------------
        300,000             82,500           123,750           165,000           180,000          195,000
---------------------------------------------------------------------------------------------------------


  Pension Plan Table II provides information for Class II Participants who receive credit for up to 35 years of service. The retirement benefit for these participants is equal to a percentage of average annual base salary plus an additional percentage of the amount by which average annual base salary exceeds average annual social-security-covered compensation for the year of the employee's termination of employment or retirement, whichever is earlier, and the preceding 34 years. The retirement benefits shown in Table II are rounded to the nearest hundred, and are based on average annual social-security-covered compensation for the 35-year period through and including 1996. Messrs. Baum, Barr, Bechtel, and Konney are Class II Participants.

--------------------------------------------------------------------------------------------------------
                                            PENSION PLAN TABLE II
--------------------------------------------------------------------------------------------------------
      AVERAGE               ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED ($)
      ANNUAL          ----------------------------------------------------------------------------------
  BASE SALARY ($)      5 YR.         10 YR.         15 YR.         20 YR.         25 YR.          30 YR.
--------------------------------------------------------------------------------------------------------
        200,000        14,800         29,600         44,400         59,200         74,100         88,900
--------------------------------------------------------------------------------------------------------
        250,000        18,700         37,000         56,000         74,700         93,400        112,100
--------------------------------------------------------------------------------------------------------
        300,000        22,600         45,100         67,700         90,200        112,800        135,400
--------------------------------------------------------------------------------------------------------
        350,000        26,400         52,900         79,300        105,700        132,200        158,600
--------------------------------------------------------------------------------------------------------
        400,000        30,300         60,600         90,900        121,200        151,600        181,900
--------------------------------------------------------------------------------------------------------
        450,000        34,200         68,400        102,600        136,700        170,900        205,100
--------------------------------------------------------------------------------------------------------
        500,000        38,100         76,100        114,200        152,200        190,300        228,400
--------------------------------------------------------------------------------------------------------
        550,000        41,900         83,900        125,800        167,700        209,700        251,600
--------------------------------------------------------------------------------------------------------
        600,000        45,800         91,600        137,400        183,200        229,000        274,900
--------------------------------------------------------------------------------------------------------
        650,000        49,700         99,400        149,100        198,700        248,400        298,100
--------------------------------------------------------------------------------------------------------
        700,000        53,600        107,100        160,700        214,200        267,800        321,400
--------------------------------------------------------------------------------------------------------

  Base salary is the only compensation taken into account for the purpose of determining the benefits under the Pension Plan. The salary reflected in the Summary Compensation Table for Mr. Conrad for the last three years is the salary which would have been taken into account had his service terminated on December 31, 1996 with 22 years of service. As of that date, Messrs. Baum, Barr, Bechtel and Konney had forty-two months, eighteen months, thirty-seven months and twenty-eight months of service, respectively.

  Sections 401(a)(17) and 415 of the Code limit, respectively, the amount of compensation which may be used in calculating pension benefits and the maximum amount of annual benefits which may be paid under tax-qualified retirement plans such as the Pension Plan. Quaker State has a Supplemental Excess Retirement Plan which authorizes the payment from general funds of the Company of any benefits calculated under the provisions of the Pension Plan that may be above the limits under these Sections.

  The Pension Plan provides that if it is terminated within three years following a change of control (as defined in the Pension Plan) and if upon such termination there exist excess Pension Plan assets, then all active participants in the Pension Plan who are not otherwise vested will become fully vested, and any excess assets will be allocated among all (i) active participants, (ii) retirees who began receiving benefits under the Pension Plan at the time of termination of their employment and (iii) beneficiaries of the foregoing proportionately on the basis of their respective benefits payable under the Pension Plan as of its termination date. This provision of the Pension Plan may not be amended for three years following a change of control.

  Supplemental Retirement Benefits. Mr. Baum will be entitled to monthly severance/retirement payments under certain circumstances as described under "Baum Employment Agreement" above. Any such payments will be subject to reduction in the event Mr. Baum becomes entitled to pension benefits under the Pension Plan.

  At the time of the employment of Mr. Barr, the Company agreed to provide Mr. Barr with monthly supplemental retirement benefits in the event of his retirement at or after age 50 at the request of the Company for reasons other than cause or as a result of mutual agreement between Mr. Barr and the Company. Under the arrangement, Mr. Barr will be entitled to receive a supplemental pension, payable in the form of a single life annuity, which when combined with any pension to which he may be entitled under the Pension Plan, will result in an annual pension benefit of $150,000 should he retire at ages 50 through 54, $200,000 should he retire at age 55 and 50% of base salary (but not less than $200,000) should he retire at or after age 56. Other payment options are available. The supplemental pension benefits will terminate on the earlier of Mr. Barr's death, his failure during the first three years of his retirement to protect the confidentiality of corporate information or his commencement of employment with a competing organization; provided, however, that supplemental retirement payments will continue after Mr. Barr's death if the form of payment which Mr. Barr elects so provides. The monthly payments will be actuarially reduced if the form of payment is other than a single life annuity. Under the arrangement, surviving spouse benefits also are available should Mr. Barr die before retirement while employed by the Company. The supplemental retirement benefits payable to Mr. Barr are not subject to reduction during any period when he is receiving severance payments as described under "Barr Employment Arrangement" above.

  Quaker State also has agreed to provide Mr. Bechtel with monthly supplemental retirement benefits in the event of his retirement at or after age 60 at the request of the Company for reasons other than cause or as a result of mutual agreement between Mr. Bechtel and the Company. Under the arrangement, Mr. Bechtel will be entitled to receive a supplemental pension, payable in the form of a single life annuity, which, when combined with any pension to which he may be entitled under the Pension Plan and the pension plan of a previous employer, will result in an annual pension benefit of $100,000 prior to age 65, and which when combined with such pensions and the annual amount of social security benefits will result in an annual pension benefit of $100,000 after age 65. The supplemental pension benefits will terminate at his death.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Quaker State acquired Blue Coral, Inc. ("Blue Coral") on June 28, 1996. As part of the Blue Coral acquisition, Quaker State paid approximately $25.6 million in cash to Sheldon G. Adelman for his ownership interest in Blue Coral. Mr. Adelman joined Quaker State's Board of Directors on July 25,

1996. In November 1996 Quaker State reached a tentative agreement with Mr. Adelman under which, subject to completion of final documents, the Company agreed to restructure certain aspects of the Blue Coral acquisition and a related escrow agreement, to assume Mr. Adelman's obligations under a lease, and to repurchase, among other things, a portion of Mr. Adelman's shares of the Company's Stock issued to him in the original acquisition. Pursuant to the agreement, Mr. Adelman resigned from the Company's Board of Directors and agreed to act as a consultant for the Company through June 28, 2001. Under the terms of this transaction, the Company paid Mr. Adelman approximately $22.4 million on December 18, 1996 and will pay him $100,000 per year beginning in 1997 under the consulting agreement. Prior to Quaker State's acquisition of Blue Coral, Mr. Adelman received an advance from Blue Coral of $138,697, which he repaid along with prior advances in the total sum of $558,697 prior to the acquisition. Prior to Quaker State's acquisition of Medo Industries, Inc. ("Medo"), Mr. Adelman received $286,000 as the final installment under a consulting agreement with Medo. The agreement was entered into in 1995 upon Medo's purchase of the Ozium product line from Blue Coral.

  During 1996 Quaker State retained Foote Cone & Belding to provide advertising agency services. Foote Cone & Belding is owned by True North Communications, Inc. Ms. Cutler is the Vice Chairman of Foote Cone & Belding and a Director of True North Communications, Inc. Quaker State paid Foote Cone & Belding $1.2 million for services in 1996. The Company believes that the rates negotiated for these services are comparable to rates which would be paid for similar services from unrelated third parties.


  During 1996, Quaker State and Northern Trust Bank of Florida, as trustee under a trust for the benefit of Mr. Ross's three children, entered into an extension of an existing lease under which Quaker State leased warehouse and office space in Miami, Florida from the trust at an annual rental of $104,016 plus a portion of the taxes and insurance expense. The lease expires on August 31, 1999 with an option to renew through August 31, 2002. Total rental paid in 1996 was approximately $89,000. The Company believes that the rates negotiated under this lease are comparable to rates for similar transactions with unrelated third parties.


  During 1996, Moon Realty, a limited partnership of which Mr. Myatt owns 50%, leased a billboard and warehouse property in Shreveport, Louisiana to the Company for an aggregate annual rental totaling $104,510 plus taxes. In February 1996, Quaker State completed the purchase of manufacturing and warehouse property in Shreveport, Louisiana owned by Moon Realty for $9.0 million. The property had been acquired by Moon Realty more than two years prior to the transaction and the purchase price was determined through arm's length negotiations before Mr. Myatt's affiliation with the Company.

  Double M Properties, a limited liability company of which Mr. Myatt owns 50%, also leases warehouse and office space to Westland Oil or Specialty Oil at various locations in Louisiana, Mississippi, and Arkansas. The aggregate annual rentals for such space during 1996 amounted to $300,370 plus taxes. The Moon Realty and Double M Investments leases were entered into before Quaker State acquired Specialty and Westland and expire in 2004.

  Westland Oil regularly purchases lubricant base stocks from Calumet Lubricants Co., of which Mr. Grube is president. The amount of such purchases in 1996 was approximately $3.3 million. The purchases were made at prices comparable to those paid for lubricant base stocks purchased from unrelated parties.

               ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  Dr. Gardner (Chairman), Ms. Cutler, and Messrs. Fetterolf, Haselton and McQuaide were members of the Organization and Compensation Committee throughout 1996. All members of this Committee are and have been non-employee directors.

  No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Organization and Compensation Committee. One member of this Committee has, directly or indirectly, entered into certain transactions with the Company. See "Certain Relationships and Related Transactions."

               ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

  The Organization and Compensation Committee has responsibility for setting policy with respect to executive compensation. The Committee reviews and approves the base salaries, bonuses, long-term incentive compensation and employee benefits of the Company's executive officers and other key executives.

  Compensation Philosophy. Quaker State's executive compensation program provides executives with compensation opportunities that are competitive with those of other comparably sized companies and links executive compensation to increases in stockholder value. The program is based heavily on the use of incentive compensation, which ties the compensation of executives to the overall success of the Company. Awards under the 1994 Stock Incentive Plan are designed to create a significant compensation and wealth-building opportunity for executive officers and other key executives based on the performance of the Company's Stock.

  An independent compensation consultant provides Company management and the Committee with data on compensation at companies of similar size in general industry. The Company generally sets each element of compensation at the median of competitive practice. Typically, the Company does not use competitive compensation data from all of the companies comprising the peer group for the Stockholder Return Performance Graph included in this Proxy Statement.

  1996 CEO Compensation Package. Mr. Baum's Employment Agreement provides for the basic elements of his compensation. For calendar year 1996, Mr. Baum's base salary was increased from $550,000 to $650,000 to reflect Quaker State's improved business performance in 1995. For 1996, Mr. Baum participated in the Company's Annual Incentive Bonus Plan with a target bonus of 50% of his base salary payable upon the achievement of certain performance goals established by the Committee. Mr. Baum's bonus of $204,751 reflected 31.5% attainment of the goal of improving corporate economic value added ("EVA") by a specified amount, which accounted for 50% of the bonus formula, and 31.5% attainment of the goals related to performance on corporate and divisional objectives, which accounted for the other 50% of the bonus formula (see "Annual Incentive Bonus Plan" below). As a separate element of his incentive compensation, Mr. Baum received a grant of 25,000 shares of restricted stock during 1996. The restrictions on these shares will lapse when the average price of the Company's Stock remains at or above $18.00 per share for ten consecutive trading days. In accordance with the Committee's policy, Mr. Baum's compensation depends in large measure on improvements in corporate performance and increased stockholder value.

  During the latter part of 1996, the Company's independent compensation consultant completed a study for the Committee that compared Mr. Baum's compensation to that of the chief executive officers of companies of similar size. The study showed that Mr. Baum's base salary for 1996 was comparable to the base salary of his peers at companies with similar revenues, but that his total cash compensation for 1996 was below average.

  Annual Incentive Bonus Plan. In 1996, the performance goals established by the Committee for all executive officers were specified increases in EVA and five corporate and divisional objectives. The objectives were (i) a specified increase in unit volume sales of branded motor oil, (ii) a specified increase in pre-tax profit per employee from continuing operations, (iii) a specified increase in unit sales of Slick

50 products, (iv) a specified increase in Q Lube operating profit and (v) implementation of a specific marketing strategy. Each of the five objectives was weighted 20% toward attainment of 50% of the bonus. Amounts of bonus paid for accomplishment of these objectives were modified based on individual performance. The other 50% of the bonus was based on specified increases in EVA. The performance goals were designed by the Committee to provide cash incentives for improved short-term corporate performance.

  Long-Term Incentive Compensation. Long-term incentive compensation may be granted under Quaker State's 1994 Stock Incentive Plan, which provides for the grant of stock options, restricted stock awards and other share awards. During 1994 and 1995, restricted performance share awards for a 1994-1996 performance cycle were granted to all executive officers except Messrs. Baum and Barr. The performance targets established by the Committee were specified levels of three-year average return on average equity and three-year cumulative earnings per share, with a threshold level of performance to earn 50% of the shares awarded and a target level of performance to earn 100% of the shares awarded. Because the threshold levels of performance were not met, the restrictions on the performance shares did not lapse, and the shares were forfeited.

  Share Ownership Requirement. During 1993, the Committee established minimum share ownership goals for Quaker State's executive officers. The goals were revised during 1996. By June 30, 1999, the Chief Executive Officer, the Chief Operating Officer and the Vice Chairmen are expected to achieve beneficial ownership of shares of Stock having a fair market value equivalent to at least two times their annual base salaries ("beneficial ownership" for purposes of these requirements excludes exercisable options and shares purchased in the Company's benefit plans with Company contributions). The other executive officers are expected to achieve beneficial ownership of shares having a value equal to or greater than their annual base salaries.

  Code Section 162(m). In general, the Committee will set executive compensation with due consideration of the requirements for deductibility under
Section 162(m) of the Code, which may limit the deductibility of annual compensation in excess of $1 million for certain executives. However, under appropriate circumstances and when merited by individual performance, the Committee may authorize compensation that may not be fully deductible by the Company. In recognition of Mr. Baum's contribution to the Company, his compensation has been established by the Committee at a level at which a portion of his annual compensation may not be deductible under Section 162(m).

  General. The Committee intends to continue to structure the Company's executive compensation so that a significant portion of compensation will be tied to objective standards of corporate performance and increased stockholder value.

      Thomas A. Gardner, Chairman                  C. Frederick Fetterolf
      Laurel Cutler                                Forrest R. Haselton

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder returns over the years 1992 through 1996 of (i) the Stock, (ii) the Standard and Poor's 500 Stock Index, (iii) a peer group of companies selected by Quaker State ("Peer Group") and (iv) the Peer Group minus two companies which ceased to be part of the group during 1996. The performance graph assumes that $100 was invested on January 1, 1992 in the Stock, the index and the Peer Group, and that all dividends were reinvested.

  The Peer Group is composed of certain petroleum refiners and marketers, and certain companies specializing in the marketing of branded consumer products:
Armor All Products Corporation, Ashland Oil, Inc., Diamond Shamrock, Inc., First Brands Corporation, Monro Muffler Brake, Inc., Pennzoil Company, Quaker State Corporation, Sun Company, Inc., WD-40 Company, Witco Corporation and Wynn's International, Inc. The Peer Group was initially selected from a group of oil- related and marketing companies toward which Quaker State is positioning itself. The companies were included in a research report prepared for Quaker State. Diamond Shamrock merged with another company during 1996 and the required information on Diamond Shamrock was not available at the end of 1996. Therefore, the Peer Group graphs show data from 1992 to 1996 which does not include Diamond Shamrock. Armor All Products Corporation ("Armor All") data will not be available for future years because the company has been acquired. Therefore, two Peer Group graphs have been included for the period 1992 to 1996, one which includes Armor All and one which does not include Armor All.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG THE COMPANY, THE S&P 500 STOCK INDEX AND THE PEER GROUP

------------------------------------------------------------------------------------------------------------------
        LINE             YEAR 1 - 1992      YEAR 2 - 1993      YEAR 3 - 1994      YEAR 4 - 1995      YEAR 5 - 1996
------------------------------------------------------------------------------------------------------------------
      S&P 500)              $107.62            $118.47            $120.03            $165.14            $203.06
------------------------------------------------------------------------------------------------------------------
     PEER GROUP             $119.76            $140.78            $143.06            $160.76            $208.53
(WITHOUT ARMOR ALL)
------------------------------------------------------------------------------------------------------------------
     PEER GROUP             $126.15            $147.53            $151.41            $164.83            $209.27
  (WITH ARMOR ALL)
------------------------------------------------------------------------------------------------------------------
    QUAKER STATE            $ 93.96            $114.71            $123.46            $115.66            $130.30
    CORPORATION
------------------------------------------------------------------------------------------------------------------

                                 (PROXY GRAPH)

                                     ITEM 2

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                          TO INCREASE AUTHORIZED STOCK

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

GENERAL

         The Company is proposing to amend Article Fourth of its Certificate of Incorporation to increase to 250,000,000 the authorized number of shares of Stock. Article Fourth of the Certificate of Incorporation currently authorizes the issuance of 95,000,000 shares of Stock. The par value of the Stock is $1.00 per share.

         As of March 18, 1997, 34,637,278 shares of Stock were issued and outstanding and 1,690,059 shares of Stock were held in the treasury of the Company. An additional 2,353,856 shares of Stock were reserved for issuance under the Company's 1986 Stock Option Plan, 1994 Stock Incentive Plan, 1994 Non-Employee Director's Stock Option Plan and Mr. Baum's original Employment Agreement. Not including the reserved shares, 54,628,748 shares of Stock remain available for issuance.

         The Company's Rights Agreement requires that the Company have available for issuance an additional number of shares equal to the number which are outstanding plus those reserved for issuance under the Company's benefit plans upon a Change of Control.

         Because of the limited number of shares of Stock available for issuance, the Board recommends that the stockholders approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Stock. Such an increase will enable the Company to enjoy greater flexibility in raising capital and could facilitate acquisitions of the assets or the stock of other companies, the issuance of stock dividends, the institution of employee benefit plans and other corporate purposes. An increase in the number of authorized shares also would allow shares to be issued without the expense and delay of a special stockholders' meeting.

         The additional shares would not be required to be offered first to the stockholders and would be available for issuance without further stockholder action unless required by the Certificate of Incorporation, applicable law or the rules of any stock exchange upon which the Company's securities may be listed. The New York Stock Exchange, on which shares of Stock are presently listed, requires stockholder approval as a prerequisite to listing shares in several instances, including certain acquisition transactions.

POSSIBLE ANTI-TAKEOVER EFFECT

         The availability of the additional shares could discourage or frustrate an attempt to effect a change in control of the Company. The additional shares could be used to dilute the stock ownership of a person seeking to obtain control of the Company. Article Fourteenth of the Company's Certificate of Incorporation currently requires the favorable vote of 95% of the shares of stock outstanding to approve a merger or business combination with an entity owning at least 30% of the Company's voting stock unless certain price and procedural requirements are satisfied, or unless the Board approves the transaction. Shares of Stock could be issued to prevent a proposed business combination from receiving the necessary 95% stockholder approval. Portions of the additional shares will be used to underlie the Company's Rights Agreement and will be reserved for issuance under the 1994 Stock Incentive Plan, assuming Proposal No. 3 is adopted. Under the Rights Agreement stockholders are given the right to purchase shares of Stock at a discount in the event that a bidder acquires more than a specified percentage of the Company's Stock, unless the Company's Board of Directors has first approved the redemption of the rights or an amendment of the Rights Agreement. This requirement makes it more difficult to acquire control of the Company without offering a price that the Board finds to be fair to the stockholders. The proposed amendment may also make it more difficult to remove the Company's incumbent management.

         The Company has no present plans, agreements or commitments with respect to the sale or issuance of the additional shares of Stock which would
be authorized by the proposed amendment.   The Board is not aware that any
person is seeking to effect a change in control of the Company.

VOTE REQUIRED

  Under Delaware law, the affirmative vote of a majority of the shares of Stock outstanding is necessary for approval of the adoption of the amendment. The total number of shares voted "For" is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on this matter by a stockholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote "Against" the matter.

         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION. Unless otherwise directed therein, the proxies solicited hereby will be voted FOR the proposed amendment to the Certificate of Incorporation.

                                     ITEM 3

                                  APPROVAL OF
                                 AMENDMENTS TO
                           1994 STOCK INCENTIVE PLAN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

  Quaker State's 1994 Stock Incentive Plan (the "1994 Plan") was adopted by the Board of Directors on December 16, 1993, subject to stockholder approval which was obtained on May 12, 1994. The aggregate number of shares of the Company's Stock which could be issued under the 1994 Plan was increased to 1,362,978 by an amendment adopted by the stockholders on May 16, 1996, in order to carry over shares that were authorized for issuance, but not issued, under the 1986 Stock Option Plan, which expired in 1996. As of March 18, 1997, 1,186,500 shares are subject to outstanding stock options, 173,000 shares of restricted stock have been issued and are outstanding, 96,477 shares of restricted performance stock have been forfeited due to the non-attainment of performance measures pursuant to the 1994 Long Term Incentive Plan, 7,000 shares have been issued pursuant to stock option exercises and the restrictions on 47,000 shares of restricted stock have lapsed pursuant to awards under the 1994 Plan.


  On January 29, 1997, the Board of Directors, acting upon the recommendation of the Organization and Compensation Committee, approved an amendment to the 1994 Plan to increase the total number of shares of Stock which may be issued thereunder by 3,500,000 shares and to eliminate all provisions which permit the repricing of outstanding stock options. On February 14, 1997 the Board of Directors approved an amendment to the Plan to include maximum limits on various types of awards available under the Plan to comply with Rule 162(m) of the Internal Revenue Code. These amendments are subject to approval by the stockholders at the Annual Meeting. 106 key employees of the Company have been granted options to purchase 385,000 shares under the 1994 Plan and 31 officers and key employees have been granted nonstatutory stock options to purchase 916,250 shares as part of the Company's new 1997 Long Term Incentive Program, subject to shareholder approval of this amendment.


  THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENTS TO THE 1994 PLAN. Unless otherwise directed therein, the proxies solicited hereby will be voted FOR approval of the amendments to the 1994 Plan.

  The principal features of the 1994 Plan, as approved by the stockholders on May 12, 1994 and as amended on October 25, 1996 to incorporate certain changes related to revised regulations under Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), governing certain executive officers of the Company; as amended on January 29, 1997 to eliminate the repricing of outstanding stock options; and as amended on February 28, 1997 to set maximum limitations on different types of awards to comply with Internal Revenue Code
Section 162(m), are summarized below. A copy of the proposed amendment is attached as Appendix A.


GENERAL

  Among the purposes of the 1994 Plan are to encourage eligible employees of Quaker State and its subsidiaries to increase their efforts to make Quaker State and its subsidiaries more successful, to provide an additional inducement for such employees to remain with Quaker State and to attract able persons to the Company. Those key employees who share responsibility for the management, growth or protection of the business of the Company or any subsidiary are eligible to be granted stock options and other awards under the 1994 Plan. As of March 18, 1997 there are approximately 240 employees who are eligible to participate in the Plan.

  Upon approval of the amendments, the maximum award under the Plan to any one employee during any calendar year will be 350,000 shares and/or $400,000 as a cash payment right. The aggregate number of shares which may be issued under the 1994 Plan and the number that may be granted to any one employee during any calendar year are subject to anti-dilution provisions set forth in the 1994 Plan. No stock options or other awards may be granted under the 1994 Plan after December 15, 2003.

  If any stock option granted under the 1994 Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, the number of shares subject to the stock option will again be available for purposes of the 1994 Plan, except that to the extent that alternative stock appreciation rights granted in conjunction with a stock option under the 1994 Plan are exercised and the related stock option is surrendered, the number of shares available for purposes of the 1994 Plan will be reduced by the number of shares of Stock issued upon exercise of the alternative stock appreciation rights. If shares of Stock are forfeited pursuant to the restrictions applicable to restricted shares awarded under the 1994 Plan, the shares forfeited will not again be available for purposes of the 1994 Plan unless during the period the shares were outstanding the awardee received no dividends or other benefits of ownership from the shares. To the extent performance shares are not earned, the shares not earned are again available for purposes of the 1994 Plan.

  The shares of Stock which may be issued under the 1994 Plan may be either authorized and unissued shares or treasury shares or both.

ADMINISTRATION

  The 1994 Plan is required to be administered by a committee appointed by the Board of Directors and consisting of not fewer than two "non-employee directors," as defined under Rule 16(b)-(3)(b)(3) under the 1934 Act, and the members of the Committee are not eligible to participate in the 1994 Plan. The Organization and Compensation Committee of the Board (the "Committee") has been appointed to administer the 1994 Plan.

  The Committee has the power to interpret the 1994 Plan and full authority, in its discretion, to grant awards under the 1994 Plan and to determine the employees to whom awards will be granted and the number of shares to be covered by each award.

STOCK OPTIONS

  The Committee has authority, in its discretion, to grant incentive stock options (stock options qualifying under Section 422 of the Code), nonstatutory stock options (stock options not qualifying under Section 422 or 423 of the Code) or both types of stock options (but not in tandem). The Committee may grant alternative stock appreciation rights in conjunction with incentive stock options or nonstatutory stock options and may grant cash payment rights in conjunction with nonstatutory stock options.


  The exercise price for each stock option is such price as the Committee, in its discretion, determines, but will not be less than 100% of the fair market value of the Stock on the date of grant of the stock option. Fair market value for all purposes under the 1994 Plan is the mean between the highest and lowest sales prices per share of the Stock as quoted in the NYSE-Composite Transactions listing in The Wall Street Journal for the date on which fair market value is determined. On March 18, 1997, the fair market value of a share of the Stock, as so computed, was $15.25.


  Each stock option is exercisable at such time or times as the Committee, in its discretion, determines, except that no stock option will be exercisable after the expiration of ten years from the date of grant. A stock option to the extent exercisable at any time may be exercised in whole or in part.

  Unless the Committee, in its discretion, otherwise determines, the option price for each stock option will be payable in full in cash at the time of exercise; however, in lieu of cash the person exercising the stock option may pay the option price in whole or in part with Stock.

  For incentive stock options, the aggregate fair market value (determined on the date of grant) of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

  After stockholder approval of these amendments, no outstanding stock option granted under the 1994 Plan may be amended to change the exercise price of such option from the exercise price provided for the stock option on the date of grant, and no stock option may be surrendered in exchange for the grant of a new stock option at a different exercise price.

  Unless the Committee, in its discretion, otherwise determines: (i) no stock option granted under the 1994 Plan will be transferable other than by will or by the laws of descent and distribution and (ii) a stock option may be exercised during an optionee's lifetime only by the optionee.

  Alternative stock appreciation rights. Alternative stock appreciation rights granted in conjunction with an incentive stock option may only be granted at the time of the stock option grant. Alternative stock appreciation rights granted in conjunction with a nonstatutory stock option may be granted either at the time the stock option is granted or at any time during the term of the stock option.

  Alternative stock appreciation rights are exercisable to the extent that the related stock option is exercisable. An alternative stock appreciation right entitles the optionee to surrender the related stock option or any portion thereof without exercising the stock option and to receive that number of shares of the Stock having an aggregate fair market value on the date of exercise of the alternative stock appreciation right equal to the excess of the fair market value of one share of the Stock on such date over the exercise price per share times the number of shares covered by the stock option or portion thereof which is surrendered. Alternative stock appreciation rights granted under the 1994 Plan may not be settled in cash.

  Cash payment rights. Cash payment rights granted in conjunction with a nonstatutory stock option entitle the person who is entitled to exercise the stock option, upon exercise of the stock option, or any portion thereof, to receive cash (in addition to the shares of Stock to be received upon exercise of the stock option) equal to a percentage (not greater than 100% as determined by the Committee) of the excess of the fair market value of a share of Stock on the date of exercise over the exercise price per share, multiplied by the number of shares covered by the stock option, or portion thereof, which is exercised. Cash payment rights may be used by the Committee to provide funds to the option holder to pay the income taxes payable upon exercise of a nonstatutory stock option (See "Federal Income Taxes -- Nonstatutory Stock Options" below).

  General -- Subject to the foregoing and the other provisions of the 1994 Plan, stock options granted under the 1994 Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as are determined, in its discretion, by the Committee.

RESTRICTED SHARES

  The Committee may award shares of Stock which are subject to such restrictions (including restrictions on the right to transfer or encumber the shares while subject to restrictions) as the Committee may impose thereon and be subject to forfeiture if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions.

  The Committee, in its discretion, may determine that dividends and other distributions on restricted shares will not be paid to the awardee until the lapse or termination of the applicable restrictions. From the date a restricted share award is effective, however, the awardee is a stockholder with respect to the restricted shares and will have all the rights of a stockholder with respect to the shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the preceding sentence and the other restrictions imposed by the Committee.

PERFORMANCE SHARES

  The Committee may award performance shares which will entitle the awardee to receive up to the number of shares of Stock covered by the award at the end of or at a specified time or times during a specified award period contingent upon the extent to which one or more predetermined performance targets are satisfied during the award period. The performance target or targets may vary for different award periods and need not be the same for each awardee receiving an award for an award period. At any time prior to the end of an award period, the Committee may adjust downward (but not upward) the performance target or targets as a result of major events unforeseen at the time of the award. The Committee, in its discretion, may determine that awardees are entitled to any dividends or other distributions that would have been paid on earned performance shares had the shares been outstanding during the period from the award to the delivery of the performance shares.

OTHER SHARES.

  The Committee, in its discretion, may from time to time make other awards of shares of Stock under the 1994 Plan as an inducement to the awardee to enter into employment with the Company, in recognition of the contribution of the awardee to the performance of the Company, in recognition of the awardee's individual performance or on the basis of such other factors as the Committee may deem relevant.

ADDITIONAL RIGHTS IN CERTAIN EVENTS

  The 1994 Plan provides for certain additional rights upon the occurrence of one or more events related to the ownership or continued existence of the Company ("Change of Control Events"), as defined in the 1994 Plan.

  If any Change of Control Event occurs, unless the Committee in its discretion otherwise determines (i) all outstanding stock options will become immediately and fully exercisable, (ii) all stock options held by an optionee whose employment terminates within one year of any Change of Control Event for any reason other than voluntary termination with the consent of the Company or any subsidiary, severance under the Company's Severance Pay Plan for Salaried and Hourly Non- Union Employees, retirement under any retirement plan of the Company or any subsidiary, or death will be exercisable for a period of three years from the date of such termination of employment, but in no event after the expiration date of the stock option, (iii) all restrictions applicable to restricted shares awarded under the 1994 Plan will lapse and (iv) all performance shares awarded under the 1994 Plan will be deemed to have been fully earned as of the date of the Change of Control Event, regardless of the attainment or non-attainment of any performance target.

POSSIBLE ANTI-TAKEOVER EFFECT

  The provisions of the 1994 Plan providing for the acceleration of the exercise date of stock options, the lapse of restrictions applicable to restricted shares and the deemed earn-out of performance shares upon the occurrence of a Change of Control Event, and for the extension of the period during which stock options may be exercised upon termination of employment following a Change of Control Event, could discourage or frustrate an attempt to effect a change in control of the Company.

MISCELLANEOUS

  The Board of Directors may amend or terminate the 1994 Plan at any time, provided that without stockholder approval no amendment of the 1994 Plan may
(i) increase the total number of shares which may be issued under the 1994 Plan, (ii) increase the maximum number of shares as to which stock options may be granted and as to which shares may be awarded under the 1994 Plan to any one employee during any calendar year, (iii) materially increase the benefits accruing under the 1994 Plan to persons subject to the provisions of Section 16(b) of the 1934 Act, (iv) materially modify the requirements as to eligibility for participation in the 1994 Plan by persons subject to the provisions of Section 16(b), (v) make any changes in the class of employees eligible to receive incentive stock options or (vi) extend the duration of the 1994 Plan. No amendment or termination of the 1994 Plan may, without the written consent of the holder of an outstanding grant or award under the 1994 Plan, adversely affect the rights of such holder with respect thereto.

  The Committee may accept the cancellation of outstanding stock options in return for the grant of new stock options for the same or a different number of shares at the same exercise price or the contribution or surrender of restricted shares for restricted shares with different restrictions.

CONTINGENT GRANTS

   As of March 18, 1997, the following grants made by the Committee were subject to stockholder approval of this amendment:

                                   1994 PLAN


Name and Position                                              Number of Shares
-----------------                                              ----------------
Herbert M. Baum, Chairman and CEO                                  232,000
John D. Barr, President and COO                                    109,000
Charles F. Bechtel, Vice President                                  27,000
  and President, Quaker State Lubricants
Conrad A. Conrad, Vice Chairman & CFO                               50,000
Paul E. Konney, Senior  Vice President,                             27,000
  General Counsel  and Secretary
All Executive Officers as a Group                                  445,000
All Non-Executive Directors as a
  Group                                                                  0
All Other Employees as a Group                                     856,250


FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of stock options and other awards under present law.

  Incentive Stock Options. An optionee does not recognize any taxable income for Federal income tax purposes upon receipt of an incentive stock option or, generally, upon the exercise of an incentive stock option. The exercise of an incentive stock option generally will result in an increase in an optionee's taxable income for alternative minimum tax purposes.

  If an optionee exercises an incentive stock option and does not dispose of the shares received in a subsequent "disqualifying disposition" (generally, a sale, gift or other disposition within two years after the date of grant of the incentive stock option or within one year after the option is exercised and the shares are issued to the optionee), upon disposition of the shares any amount realized in excess of the optionee's tax basis in the shares disposed of is treated as a long-term capital gain, and any loss is treated as a long-term capital loss. In the event of a "disqualifying disposition," the difference between the fair market value of the shares received on the date of exercise and the exercise price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the optionee's tax basis in the shares) is treated as compensation received by the optionee and is taxable in the year of disposition. Any additional gain is taxable as a capital gain and any loss as a capital loss, which is long-term or short-term depending on whether the shares were held for more than one year. Under proposed regulations, special rules apply in determining the compensation income recognized upon a "disqualifying disposition" if the option price of the incentive stock option is paid in shares of the Company's Stock or, in certain limited circumstances, if the optionee is subject to Section 16(b) of the 1934 Act. If shares of Stock received upon the prior exercise of an incentive stock option are transferred to the Company in payment of the option price of an incentive stock option within either of the periods referred to above, the transfer is considered a "disqualifying disposition" of the shares transferred, but, under proposed regulations, only compensation income determined as stated above, and no capital gain or loss, is recognized.

  If the employment of an optionee terminates, any incentive stock option held by the optionee that is not terminated will be converted into a nonstatutory stock option, with the tax consequences described below, if it is not exercised within three months from the date of termination (or one year from the date of termination if the optionee is disabled).

  Neither Quaker State nor any of its subsidiaries is entitled to a deduction for compensation paid with respect to shares received by an optionee upon exercise of an incentive stock option and not disposed of in a "disqualifying disposition." If an amount is treated as compensation received by an optionee because of a "disqualifying disposition," Quaker State or one of its subsidiaries generally is entitled to a corresponding deduction in the same amount for compensation paid.

  Nonstatutory Stock Options. An optionee does not recognize any taxable income for Federal income tax purposes upon receipt of a nonstatutory stock option.

  Upon the exercise of a nonstatutory stock option with cash, the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the exercise price is generally treated as compensation received in the year of exercise.

  If the exercise price of a nonstatutory stock option is paid in whole or in part in shares of the Company's Stock, no income, gain or loss is recognized on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the nonstatutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise is generally treated as compensation income received on the date of exercise.

  Optionees who are subject to Section 16(b) of the 1934 Act are subject to a special Federal income tax rule upon the exercise of a nonstatutory stock option (i) if the exercise is within six months of the date of grant or (ii) in the event the fair market value of the shares acquired is less than the exercise price on the date of exercise. In these situations, unless an election provided for in Section 83(b) of the Code is made to be taxed as of the date of exercise, the amount taxable as provided above is determined instead as of the date of expiration of the period following exercise during which the sale of the shares received could subject the optionee to liability under Section 16(b) (the "Section 16(b) Restriction Period"). The "fair market value" of shares, as used in this discussion of Federal income tax consequences, is determined without regard to the fact that the optionee is a person subject to Section 16(b).

  Alternative stock appreciation rights. An optionee does not recognize any taxable income for Federal income tax purposes upon receipt of alternative stock appreciation rights. Upon the exercise of alternative stock appreciation rights, the fair market value of the shares received, determined as of the date of exercise, and any cash received in lieu of a fraction of a share, is generally treated as compensation received in the year of exercise. For optionees who are subject to Section 16(b) of the 1934 Act, the amount taxable as provided above is determined instead as of the date of expiration of the
Section 16(b) Restriction Period if the exercise of alternative stock appreciation rights is within six months of the date of grant unless an election provided for in Section 83(b) of the Code is made to be taxed as of the date of exercise.

  Cash Payment Rights. An optionee does not recognize any taxable income for Federal income tax purposes upon receipt of cash payment rights. Any cash received in payment of cash payment rights is treated as compensation received in the year in which the related stock option is exercised.

  Restricted Shares. A grantee of restricted shares, including restricted performance shares, does not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). If a grantee is subject to Section 16(b) of the 1934 Act on the date of the award, the shares generally are deemed to be subject to restrictions (in addition to the restrictions imposed by the award) for at least six months following the date of the award. However, a grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse is treated as compensation income to the grantee and is taxable in the year the restrictions lapse.

  Performance and Other Shares. A grantee of performance shares does not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any shares of the Company's Stock or cash received pursuant to the award of performance shares or award of other shares are treated as compensation income received generally in the year in which the shares are received. If the grantee is subject to Section 16(b) of the 1934 Act on the date of receipt, the grantee generally will not recognize compensation income until the expiration of six months from the date of receipt, unless the grantee makes an election under Section 83(b) of the Code to recognize compensation income on the date of receipt. In each case, the amount of compensation income is the fair market value of the shares on the date compensation income is recognized.

  Other Tax Matters. The acceleration of the exercise date of a stock option or the exercise of a stock option, the lapse of restrictions on restricted shares or the deemed earnout of performance shares following the occurrence of a Change of Control Event, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the optionee or grantee on certain amounts associated with the stock option and certain payments of the Company's Stock resulting from such lapse of restrictions on restricted shares or deemed earnout of performance shares and (ii) the loss of a compensation deduction which would otherwise be allowable to Quaker State or one of its subsidiaries.

  In each instance that an amount is treated as compensation received from nonstatutory stock options, alternative stock appreciation rights, cash payment rights, restricted shares, performance shares and other share awards, Quaker State or one of its subsidiaries generally is entitled to a corresponding deduction in the same amount for compensation paid. However, under Section 162(m) of the Code, Quaker State or one of its subsidiaries may lose a compensation deduction, which would otherwise be allowable, for all or a part of the compensation paid in the form of (i) restricted shares other than restricted performance shares, (ii) performance shares or (iii) other share awards, to any employee if, as of the close of the tax year, the employee is the Chief Executive Officer of the Company or is among the four most highly compensated officers for that tax year (other than the Chief Executive Officer) for whom total compensation is required to be reported to stockholders under the 1934 Act, if the total compensation paid to such employee exceeds $1,000,000.

VOTE REQUIRED

  Under Delaware law, the affirmative vote of the holders of a majority of the shares of the Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present, is necessary for the approval of the adoption of the amendment to the Plan. The aggregate number of shares voted "For", "Against" or "Abstain" is counted for the purpose of determining the minimum number of affirmative votes required, and the total number of shares voted "For" is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on a matter by a stockholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote "Against" the matter.

  THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENTS TO THE 1994 PLAN. Unless otherwise directed therein, the proxies solicited hereby will be voted FOR the proposed amendment to the 1994 Plan.

                                     ITEM 4

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

  The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of Quaker State and its subsidiaries for the year 1997. Coopers & Lybrand L.L.P. has audited the financial statements of the Company and its subsidiaries since the Company was organized in 1931. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have the opportunity to make a statement if they choose to do so and will be available to respond to appropriate questions.

  Coopers & Lybrand L.L.P. has advised Quaker State that no member of its firm has any direct or material indirect financial interest in Quaker State or any of its subsidiaries.

VOTE REQUIRED

  Under Delaware law, the affirmative vote of the holders of a majority of the shares of the Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present, is needed for the ratification of the appointment of Coopers & Lybrand L.L.P. The aggregate number of shares voted "For", "Against" or "Abstain" is counted for the purpose of determining the minimum number of affirmative votes required, and the total number of shares voted "For" is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on this matter by a stockholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote "Against" the matter.

  THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. Unless otherwise directed therein, the proxies solicited hereby will be voted FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year 1997. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection of independent accountants.

                                 OTHER MATTERS

  The Board of Directors knows of no other matter to be voted upon at the Annual Meeting. Should other matters properly come before the meeting or any adjournment thereof, the proxy holders will vote upon such matters in accordance with their best judgment.

                            EXPENSES OF SOLICITATION


  The Company will bear the cost of this solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Stock and will reimburse them for their expenses in so doing.
Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, facsimile or other electronic means. Quaker State has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. CIC has advised Quaker State that CIC's services will include contacting brokers, banks, nominees and individual holders of record owning large numbers of shares. CIC's fees (estimated at $4,500) and expenses will be paid by Quaker State.


                           1998 STOCKHOLDER PROPOSALS

  A proposal submitted by a stockholder for the regular Annual Meeting to be held in 1998 must be received by the Secretary, Quaker State Corporation, 225 East John Carpenter Freeway, Irving, Texas 75062 on or prior to November 27, 1997 in order to be eligible to be included in the Company's Proxy Statement for that meeting. Under the Company's Bylaws, proposals by stockholders for consideration at the 1998 Annual Meeting that are not submitted for possible inclusion in the Proxy Statement for that meeting must be received by the Secretary at the above address between February 14 and March 17, 1998.

                                     By Order of the Board of Directors,

                                     Paul E. Konney,
                                     Senior Vice President, General
                                     Counsel and Secretary
  Irving, Texas
  March 27, 1997

                                   APPENDIX A

                            SECOND AMENDMENT TO THE
                            QUAKER STATE CORPORATION
                           1994 STOCK INCENTIVE PLAN

         This Second Amendment is made effective as of the date of shareholder approval of the amendment, by Quaker State Corporation (the "Corporation")

                                  WITNESSETH:

         WHEREAS, the Corporation established the Quaker State Corporation 1994 Stock Incentive Plan on May 12, 1994 (the "Plan"); and

         WHEREAS, the Plan may be amended in accordance with SECTION 11 thereof; and

         WHEREAS, the Corporation wishes to amend the Plan to increase the number of shares available for grant under the Plan, to impose certain limits on awards made under the Plan and to remove provisions relating to stock option repricing from the Plan;


         NOW, THEREFORE, under the powers retained by the Corporation's Board of Directors under SECTION 11 of the Plan and pursuant to the authorization of the Board of Directors granted on January 26, 1997 and February 28, 1997, the Corporation hereby amends the Plan as follows:


1. Section 3, SHARES AVAILABLE UNDER THE PLAN, is hereby amended, by deleting "1,362,978 shares" from the second line thereof and substituting the following in lieu thereof "4,862,978 shares".

2. The first sentence of paragraph two of Section 4 is hereby deleted and the following is substituted in lieu thereof:

         During the duration of the Plan, the maximum award under the Plan to any one employee during any calendar year will be 350,000 shares and/or $400,000 as cash payment rights, subject to adjustment and substitution as set forth in Section 7.

3. Delete the last sentence of Section 4 and substitute the following in lieu thereof:

         The Committee may accept the cancellation of outstanding stock options or the contribution or surrender of restricted shares in return for the grant of new stock options for the same or a different number of shares at the same option exercise price or for restricted shares with different restrictions.

4. Delete the fourth and fifth paragraphs of Section 7 and substitute the following in lieu thereof:

         In case of any adjustment or substitution as provided for in the first two paragraphs of this Section 7, the exercise price for all shares subject to each then outstanding stock option prior to such adjustment or substitution shall be the exercise price for all shares of stock or other securities (including any fraction) after the adjustment or substitution.

         If the outstanding shares of the Capital Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or extraordinary distribution to holders of the Capital Stock, (i) the Committee shall make any adjustments to any then outstanding stock option which it determines are equitably required to prevent dilution or enlargement of the rights of grantees which would otherwise result from any such transaction, except that no such adjustment will be made to the exercise price of any stock option and (ii) unless otherwise determined by the Committee, in its discretion, any stock, securities, cash or other property distributed with respect to any restricted shares held in escrow or for which any restricted shares held in escrow shall be exchanged in any such transaction shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the restricted shares in respect of which such stock, securities, cash or other property was distributed or exchanged.

5. In all other respects, the provisions of the Plan are hereby ratified and confirmed, and shall continue in full force and effect. In order to continue to set forth all provisions of the Plan in a single document, the changes made by this First Amendment may be incorporated into a restatement of the Plan.

                            QUAKER STATE CORPORATION                 PROXY

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

                           QUAKER STATE HEADQUARTERS
                        225 EAST JOHN CARPENTER FREEWAY
                    FRIDAY, MAY 16, 1997 - 1:00 P.M., C.D.T.

The undersigned stockholder of Quaker State Corporation (the "Corporation") does hereby appoint Herbert M. Baum and Leonard M. Carroll, or each of them acting individually, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Corporation to be held May 16, 1997 (the "Annual Meeting"), and at all adjournments thereof, all the shares of Capital Stock of the Corporation which the undersigned may be entitled to vote, on the matters set out on the reverse side of this card described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4.

                (Continued and to be signed, on the other side)

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4

                                                        Please mark
                                                        your votes as
                                                        indicated in
                                                        this example    [X]

Item 1 - The election of the following thirteen individuals as Directors:

FOR all nominees listed to the right (except as marked to the contrary)  [ ]

WITHHOLD AUTHORITY to vote for all nominees listed to the right          [ ]

John D. Barr, Herbert M. Baum, Leonard M. Carroll, Conrad A. Conrad, J. Taylor Crandall, Laurel Cutler, C. Frederick Fetterolf, Thomas A. Gardner, F. William Grube, Forrest R. Haselton, L. David Myatt, Raymond A. Ross, Jr., and Lome R. Waxlax. A vote FOR includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable to serve or for good cause will not serve.

(To withhold authority to vote for any individual nominee, print that nominee's name on the line below.)

        -------------------------------------------------------------

Item 2 - To approve an amendment to the Company's Certificate of Incorporation to increase to 250,000,000 the number of shares of the Company's Capital Stock authorized for issuance.

               FOR                 AGAINST               ABSTAIN
               [ ]                   [ ]                   [ ]

Item 3 - To approve amendments to the Company's 1994 Stock Incentive Plan to eliminate the repricing of stock options, to authorize an additional 3,500,000 shares of the Company's Capital Stock for issuance under the Plan and to set maximum annual limits on awards under the Plan.

               FOR                 AGAINST                ABSTAIN
               [ ]                   [ ]                    [ ]

Item 4 - The ratification of the appointment of Coopers and Lybrand L.L.P. as independent accounts for 1997.

               FOR                 AGAINST                ABSTAIN
               [ ]                   [ ]                    [ ]

                  Please date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as attorney, executor, administrator, guardian or trustee, please so indicate with your full title when signing. If a corporation please sign in full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

                  Dated:                                                 1997
                        -------------------------------------------------

                  -----------------------------------------------------------

                  -----------------------------------------------------------

                  The signer hereby revokes all previous proxies for the Annual Meeting, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated March 27, 1997, and of the Annual Report to Stockholders for 1996 and hereby ratifies all that the said proxies may do by virtue hereof.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE